Exhibit 99.01

NuStar Energy L.P. Reports First Quarter 2007 Earnings

and Announces Quarterly Distribution

SAN ANTONIO, April 25, 2007 – NuStar Energy L.P. (NYSE:NS) (formerly Valero L.P.) today announced net income applicable to limited partners of $26.7 million, or $0.57 per unit, for the first quarter of 2007 compared to $35.3 million, or $0.75 per unit, for the first quarter of 2006.

Distributable cash flow available to limited partners from continuing operations for the first quarter of 2007 was $47.4 million, or $1.01 per unit, compared to $53.4 million, or $1.14 per unit, for the first quarter of 2006. As of March 31, 2007, the partnership’s debt-to-capitalization ratio was 42.8 percent compared to 41.9 percent as of December 31, 2006.

Results were lower in the first quarter of 2007 compared to the first quarter of 2006 primarily due to the shutdown of Valero Energy’s McKee refinery in the Texas Panhandle from complications of a fire that started at their propane deasphalting unit in mid-February and the impact of planned turnarounds at several of the refineries served by NuStar Energy L.P.

With respect to the quarterly distribution to unitholders payable for the first quarter of 2007, NuStar Energy L.P. also announced that it has declared a distribution of $0.915 per unit, or $3.66 per unit on an annual basis, which will be paid on May 14, 2007, to holders of record as of May 7, 2007. This distribution represents an increase of $0.03 per unit, or around 3 percent, over the distribution for the first quarter of 2006. Distributable cash flow available to limited partners covers the distribution to the limited partners by 1.11 times for the first quarter of 2007.

“This quarter has truly been a defining moment in the company’s history with our new name, the move to our new San Antonio headquarters and our new independence resulting from Valero Energy’s sale of our general partner, NuStar GP Holdings, LLC, which should position us for even greater growth and success in the future,” said Curt Anastasio, NuStar Energy L.P.’s Chief Executive Officer.

“With regard to the status of our construction projects, we have recently completed phase one of the St. Eustatius tank expansion for one of our customers. This project increased the storage capacity at our terminal by 500,000 barrels at an expected cost of $15.2 million. The other two expansion phases at St. Eustatius continue and are expected to be finished later this year and early next year. We have also recently completed a project at our terminal in Savannah, Georgia having returned to service around 400,000 barrels at an expected cost of $4.3 million. We continue to make progress on other projects underway at our terminals in Amsterdam, St. James, Texas City, Linden (New York Harbor), Vancouver, Portland and Stockton and expect these will be completed on time and on budget.

-More-

“Looking ahead to the full year of 2007, we expect earnings before interest, taxes, depreciation and amortization (“EBITDA”) will be higher in 2007 compared to 2006 driven primarily by the Burgos pipeline project completed in July 2006, the acquisition of our St. James crude oil terminal in December 2006 and the ramp-up of terminal expansion projects,” said Anastasio.

A conference call with management is scheduled for 2:30 p.m. ET (1:30 p.m. CT) today to discuss the financial and operational results for the first quarter of 2007. Investors interested in listening to the presentation may call 800/622-7620, passcode 5342060. International callers may access the presentation by dialing 706/645-0327, passcode 5342060. The company intends to have a playback available following the presentation, which may be accessed by calling 800/642-1687, passcode 5342060. A live broadcast of the conference call will also be available on the partnership’s Web site at www.nustarenergy.com.

NuStar Energy L.P. is a publicly traded, limited partnership based in San Antonio, with 9,113 miles of pipeline, 87 terminal facilities and four crude oil storage tank facilities. One of the largest independent terminal and petroleum liquids pipeline operators in the nation, the partnership has operations in the United States, the Netherlands Antilles, Canada, Mexico, the Netherlands and the United Kingdom. The partnership’s combined system has approximately 80 million barrels of storage capacity, and includes crude oil and refined product pipelines, refined product terminals, a petroleum and specialty liquids storage and terminaling business, as well as crude oil storage facilities. For more information, visit NuStar Energy L.P.'s Web site at www.nustarenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995 regarding future events and the future financial performance of NuStar Energy L.P. All forward-looking statements are based on the partnership's beliefs as well as assumptions made by and information currently available to the partnership. These statements reflect the partnership's current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in NuStar Energy L.P.'s 2006 annual report on Form 10-K and subsequent filings with the Securities and Exchange Commission.

NuStar Energy L.P.

Consolidated Financial Information

March 31, 2007 and 2006

(unaudited, thousands of dollars, except unit data and per unit data)

	Three Months Ended March 31,
	2007	2006
Statement of Income Data:
Revenues:
Service revenues	$157,282	$147,929
Product sales	139,542	126,075

Total revenues	296,824	274,004
Costs and expenses:
Cost of product sales	127,927	114,218
Operating expenses	81,212	71,070
General and administrative expenses	14,908	8,560
Depreciation and amortization	27,342	24,189

Total costs and expenses	251,389	218,037

Operating income	45,435	55,967
Equity earnings from joint ventures	1,611	1,206
Other income, net	6,623	231
Interest expense, net	(18,854)	(15,696)

Income from continuing operations before income tax expense	34,815	41,708
Income tax expense	3,692	2,119

Income from continuing operations	31,123	39,589
Loss from discontinued operations, net of income tax	—	(138)

Net income applicable to general partner and limited partners' interest	31,123	39,451
Net income applicable to general partner (Note 1)	(4,454)	(4,199)

Net income applicable to limited partners	$26,669	$35,252

Net income per unit applicable to limited partners (Note 1):
Continuing operations	$0.57	$0.75
Discontinued operations	—	—

Net income	$0.57	$0.75

Weighted average number of limited partnership units outstanding	46,809,749	46,809,749

EBITDA from continuing operations (Note 2)	$81,011	$81,593

Distributable cash flow from continuing operations (Note 2)	$52,228	$57,805

	March 31, 2007	December 31, 2006
Balance Sheet Data:
Debt, including current portion (a)	$1,391,948	$1,354,367
Partners' equity (b)	1,860,119	1,875,681
Debt-to-capitalization ratio (a) / ((a)+(b))	42.8%	41.9%

NuStar Energy L.P.

Consolidated Financial Information - Continued

March 31, 2007 and 2006

(unaudited, thousands of dollars, except barrel information)

	Three Months Ended March 31,
	2007	2006
Operating Data:
Refined product terminals:
Throughput (barrels/day)	230,781	252,275
Throughput revenues	$11,448	$10,540
Storage lease revenues	69,248	59,533
Product sales (bunkering)	139,542	126,075

Total revenues	220,238	196,148
Cost of product sales	127,927	114,218
Operating expenses	50,993	43,979
Depreciation and amortization	13,188	10,906

Segment operating income	$28,130	$27,045

Refined product pipelines:
Throughput (barrels/day)	616,729	700,969
Revenues	$53,424	$52,046
Operating expenses	24,076	19,802
Depreciation and amortization	11,008	10,139

Segment operating income	$18,340	$22,105

Crude oil pipelines:
Throughput (barrels/day)	347,617	427,675
Revenues	$12,349	$14,049
Operating expenses	3,373	3,697
Depreciation and amortization	1,233	1,249

Segment operating income	$7,743	$9,103

Crude oil storage tanks:
Throughput (barrels/day)	539,214	513,073
Revenues	$10,813	$11,761
Operating expenses	2,770	3,592
Depreciation and amortization	1,913	1,895

Segment operating income	$6,130	$6,274

Consolidated Information:
Revenues	$296,824	$274,004
Cost of product sales	127,927	114,218
Operating expenses	81,212	71,070
Depreciation and amortization	27,342	24,189

Segment operating income	60,343	64,527
General and administrative expenses	14,908	8,560

Consolidated operating income	$45,435	$55,967

NuStar Energy L.P.

Consolidated Financial Information - Continued

March 31, 2007 and 2006

(unaudited, thousands of dollars, except unit data and per unit data)

Notes:

1.	Income is allocated between limited partners and the general partner's interests based on provisions in the partnership agreement. The income applicable to limited partners is divided by the weighted average number of limited partnership units outstanding in computing the income per unit applicable to limited partners.

The following table details the calculation of net income applicable to the general partner:

	Three Months Ended March 31,
	2007	2006
Net income applicable to general partner and limited partners' interest	$31,123	$39,451
General partner incentive distribution	3,910	3,480
Net income after general partner incentive distribution	27,213	35,971
General partner interest	2%	2%
General partner allocation of net income after general partner incentive distribution	544	719
General partner incentive distribution	3,910	3,480
Net income applicable to general partner	$4,454	$4,199

2.	NuStar Energy L.P. utilizes two financial measures, EBITDA from continuing operations and distributable cash flow from continuing operations, which are not defined in United States generally accepted accounting principles. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare partnership performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the partnership's assets and the cash that the business is generating. Neither EBITDA from continuing operations nor distributable cash flow from continuing operations are intended to represent cash flows for the period, nor are they presented as an alternative to income from continuing operations. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

The following is a reconciliation of income from continuing operations to EBITDA from continuing operations and distributable cash flow from continuing operations:

	Three Months Ended March 31,
	2007	2006
Income from continuing operations	$31,123	$39,589
Plus interest expense, net	18,854	15,696
Plus income tax expense	3,692	2,119
Plus depreciation and amortization	27,342	24,189

EBITDA from continuing operations	81,011	81,593
Less equity earnings from joint ventures	(1,611)	(1,206)
Less interest expense, net	(18,854)	(15,696)
Less reliability capital expenditures	(4,626)	(6,164)
Less income tax expense	(3,692)	(2,119)
Plus distributions from joint ventures	—	1,397

Distributable cash flow from continuing operations	52,228	57,805
General partner's interest in distributable cash flow from continuing operations	(4,864)	(4,396)

Limited partners' interest in distributable cash flow from continuing operations	$47,364	$53,409

Weighted average number of limitedpartnership units outstanding	46,809,749	46,809,749

Distributable cash flow from continuing operations per limited partner unit	$1.012	$1.141